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                                                                       EXHIBIT 5



April 3, 1996


Board of Directors
Norwest Corporation
Norwest Center
Sixth and Marquette
Minneapolis, Minnesota  55479-1000

Ladies and Gentlemen:

     In connection with the proposed registration under the Securities Act of 1933, as amended, of 394,995 shares of the Common Stock, par value $1-2/3 (the "Shares"), of Norwest Corporation, a Delaware corporation ("Norwest"), issued in connection with the acquisition by Norwest of Parker Bankshares, Incorporated, a Colorado corporation, and its wholly-owned bank subsidiary, The First National Bank of Parker, (the "Acquisition"), I have examined such corporate records and other documents, including the Registration Statement on Form S-3 relating to the Shares, and have reviewed such matters of law as I have deemed necessary for this opinion, and I advise you that in my opinion:

     1. Norwest is a corporation duly organized and existing under the laws of the State of Delaware.

     2. All necessary corporate action was taken on the part of Norwest to authorize the issuance of the Shares in connection with the Acquisition, and accordingly, the Shares have been legally and validly issued, and constitute fully paid and nonassessable shares of the Common Stock of Norwest.

     I consent to the filing of this opinion as an exhibit to the Registration Statement.

                                 Very truly yours,


                                 /s/Stanley S. Stroup
                                 --------------------
                                 Stanley S. Stroup
                                 Executive Vice President and
                                   General Counsel